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                                                                    EXHIBIT 99.1

Press Release

        Pinnacle Airlines reports earnings impact due to December weather

MEMPHIS, TENN. January 31, 2005. As previously reported, Pinnacle Airlines Corp. (NASDAQ: PNCL) will report reduced earnings for the fourth quarter of 2004 as a result of certain one-time performance-based payments that it will be required to make to Northwest Airlines. Pinnacle considers this event unique.

In December 2004, Pinnacle operations were significantly affected when adverse weather closed or reduced operations at over 60% of the airports it serves. Subsequently, some operational and communications systems were overburdened, impeding Pinnacle's capacity to respond rapidly. Under its service agreement with Northwest Airlines, Pinnacle is required to meet certain operational performance levels. Any failure to meet these thresholds, regardless of cause, results in certain fees being assessed by Northwest. Pinnacle estimates that these fees will negatively impact diluted earnings by four to six cents per share for the fiscal quarter ended December 31, 2004. However, Pinnacle had identified limitations in certain systems and approved enhancements in October 2004. The company expects these enhancements to be complete by the end of the first quarter of 2005.

Pinnacle's projected growth plan for 2005 remains on track. Today, the company took delivery of two regional jets, bringing its total fleet to 120. Pinnacle will receive 19 additional aircraft during the remainder of 2005, in accordance with the existing arrangement with Northwest.

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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